Change Healthcare Inc.

424 Church Street, Suite 1400

Nashville, Tennessee 37219

April 24, 2022

Dear Stock Option Participant:

The Compensation Committee of the Board of Directors (the “Compensation Committee”) of Change Healthcare Inc. (the “Company”) has decided to modify the vesting terms applicable to the performance-vesting Options (the “Performance Options”) granted to you in 2017 and/or 2018 under the HCIT Holdings Amended and Restated 2009 Equity Incentive Plan.  The changes are intended to make it more likely that you will become vested in your Performance Options by providing an additional, service-based opportunity to become vested in your Performance Options.   Capitalized terms used but not defined in this letter shall have the meanings ascribed such terms in your Nonqualified Performance-Vesting Stock Option Agreement (the “Option Agreement”).

As you know, these Performance Options currently vest and become exercisable,  subject to your continued Employment through the applicable vesting date, as set forth below:

(i)

If (A) affiliates of Blackstone sell more than 25% of the JV Shares held by them at a weighted average price in excess of $33.23 per Company share and (B) McKesson distributes more than 50% if its JV Shares, the Performance Options become vested and exercisable on the date of such sale/ distribution.

(ii)

If McKesson and affiliates of Blackstone collectively sell more than 25% of their JV Shares at a weighted average price in excess of $33.23 per Company share, the Performance Options become vested and exercisable on the date of such sale ((i) or (ii), a “Qualifying Sale”).

(iii)

Upon the earlier to occur of either (A) the date (x) affiliates of Blackstone sell more than 25% the JV Shares held by them and (y) McKesson distributes more than 50% of its JV Shares, or (B) the date McKesson and affiliates of Blackstone, collectively, sell more than 25% of their JV Shares,  in either case, when the weighted average price is less than $33.23 per Company share (each, an “Exit Event”):

1.	One-third of the Performance Options shall vest and become exercisable on the date of an Exit Event.

2.	One-third of the Performance Options shall vest and become exercisable on the first anniversary of the Exit Event.

3.	One-third of the Performance Options shall vest and become exercisable on the second anniversary of the Exit Event.

In order to make it more likely that your Performance Options will vest, the Compensation Committee has determined to add a service-based vesting condition to the Performance Options.    Specifically, your Performance Options will also be eligible to vest and become exercisable, subject to your continued Employment through the applicable vesting date, as follows:

(i)	One-third of the Performance Options shall vest and become exercisable on June 30, 2022.

(ii)	One-third of the Performance Options shall vest and become exercisable on June 30, 2023.

(iii)	The remaining one-third of the Performance Options shall vest and become exercisable on June 30, 2024.

The Compensation Committee believes that this will ensure that you have an opportunity to realize the value of your Performance Options even if a Qualifying Sale or an Exit Event does not occur.

Except as provided in this letter, the Option Agreement shall remain unchanged and continue in full force and effect. If you have any questions, please reach out to the Equity team at Long-termincentive @changehealthcare.com.

Sincerely,

Change Healthcare Inc.

/s/ Neil de Crescenzo

Neil de Crescenzo

President and Chief Executive Officer